Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On February 19, 2016, Gastar Exploration Inc. (the “Company” or “Gastar”) entered into a Purchase and Sale Agreement, by and between the Company and THQ Appalachia I, LLC to sell substantially all of its producing assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin for approximately $80.0 million, subject to certain adjustments and customary closing conditions, (the “Appalachian Basin Sale”). The Appalachian Basin Sale had an effective date of January 1, 2016 and was completed on April 8, 2016.  After certain adjustments, cash proceeds from the Appalachian Basin Sale were approximately $76.6 million, subject to certain additional adjustments.

The following unaudited pro forma financial information is derived from the historical financial statements of the Company and reflects the estimated impact of the Appalachian Basin Sale. The Unaudited Pro Forma Combined Balance Sheet of Gastar as of March 31, 2016 has been prepared assuming the Appalachian Basin Sale was consummated on March 31, 2016.  The Unaudited Pro Forma Combined Statement of Operations of Gastar for the three months ended March 31, 2016 has been prepared assuming the Appalachian Basin Sale was consummated on January 1, 2016.  These unaudited pro forma combined financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto of Gastar filed on Form 10-K for the year ended December 31, 2015.

The unaudited pro forma financial information is not indicative of the financial position or results of operations of Gastar which would have actually occurred if the transaction had occurred at the dates presented or which may be obtained in the future.  In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, reductions in prices paid for oil or natural gas, future acquisitions or dispositions and other factors.

GASTAR EXPLORATION INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2016

		Pro Forma Adjustments
	Gastar Historical	Appalachian Basin Sale		Pro Forma
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,950	$(3,427)	(a)(e)	$23,523
Accounts receivable, net of allowance for doubtful accounts of $0, respectively	11,905	—		11,905
Commodity derivative contracts	7,767	—		7,767
Prepaid expenses	4,956	—		4,956
Total current assets	51,578	(3,427)		48,151
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	103,221	(20,876)	(b)	82,345
Proved properties	1,292,089	(58,116)	(b)	1,233,973
Total natural gas and oil properties	1,395,310	(78,992)		1,316,318
Furniture and equipment	3,072	—		3,072
Total property, plant and equipment	1,398,382	(78,992)		1,319,390
Accumulated depreciation, depletion and amortization	(1,115,342)	—		(1,115,342)
Total property, plant and equipment, net	283,040	(78,992)		204,048
OTHER ASSETS:
Commodity derivative contracts	8,309	—		8,309
Deferred charges, net	1,667	—		1,667
Advances to operators and other assets	629	—		629
Other	4,944	—		4,944
Total other assets	15,549	—		15,549
TOTAL ASSETS	$350,167	$(82,419)		$267,748
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,942	$—		$6,942
Revenue payable	9,812	(2,750)	(c)	7,062
Accrued interest	10,660	—		10,660
Accrued drilling and operating costs	2,102	—		2,102
Advances from non-operators	147	—		147
Commodity derivative premium payable	1,723	—		1,723
Asset retirement obligation	89	—		89
Other accrued liabilities	6,053	1,025	(d)	7,078
Total current liabilities	37,528	(1,725)		35,803
LONG-TERM LIABILITIES:
Long-term debt	496,927	(80,000)	(e)	416,927
Commodity derivative premium payable	2,339	—		2,339
Asset retirement obligation	6,111	(694)	(f)	5,417
Total long-term liabilities	505,377	(80,694)		424,683
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, 40,000,000 shares authorized
Series A Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 4,045,000 shares issued and outstanding at March 31, 2016 with liquidation preference of $25.00 per share	41	—		41
Series B Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 2,140,000 shares issued and outstanding at March 31, 2016 with liquidation preference of $25.00 per share	21	—		21
Common stock, par value $0.001 per share; 275,000,000 shares authorized; 81,837,274 shares issued and outstanding at March 31, 2016	82	—		82

Additional paid-in capital	572,867	—	572,867
Accumulated deficit	(765,749)	—	(765,749)
Total stockholders' equity	(192,738)	—	(192,738)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$350,167	$(82,419)	$267,748

See accompanying notes to unaudited pro forma combined financial statements.

GASTAR EXPLORATION INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2016

		Pro Forma Adjustments
	Gastar Historical	Appalachian Basin Sale		Pro Forma
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$8,813	$(464)	(g)	$8,349
Natural gas	4,018	(2,268)	(g)	1,750
NGLs	1,695	(457)	(g)	1,238
Total oil and condensate, natural gas and NGLs revenues	14,526	(3,189)		11,337
Gain (loss) on commodity derivatives contracts	285	—		285
Total revenues	14,811	(3,189)		11,622
EXPENSES:
Production taxes	705	(323)	(h)	382
Lease operating expenses	6,079	(557)	(h)	5,522
Transportation, treating and gathering	613	(528)	(h)	85
Depreciation, depletion and amortization	13,729	(5,698)	(i)	8,031
Impairment of natural gas and oil properties	48,497	—		48,497
Accretion of asset retirement obligation	105	(14)	(j)	91
General and administrative expense	5,675	—		5,675
Total expenses	75,403	(7,120)		68,283
INCOME (LOSS) FROM OPERATIONS	(60,592)	3,931		(56,661)
OTHER INCOME (EXPENSE):
Interest expense	(9,298)	898	(k)	(8,400)
Investment and other income	33			33
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(69,857)	4,829		(65,028)
Income tax benefit	—	—		—
NET INCOME (LOSS)	(69,857)	4,829		(65,028)
Dividends on preferred stock	(3,618)	—		(3,618)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(73,475)	$4,829		$(68,646)
NET INCOME (LOSS) PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.93)			$(0.87)
Diluted	$(0.93)			$(0.87)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	78,788,133	—		78,788,133
Diluted	78,788,133	—		78,788,133

See accompanying notes to unaudited pro forma combined financial statements.

1.	Pro Forma Adjustments for the Appalachian Basin Sale

(a)	To record cash proceeds, net of purchase price adjustments including revenue suspense funds, of $76.6 million for the Appalachian Basin Sale at March 31, 2016.
(b)

To record the reduction in property, plant and equipment for the sales proceeds net of purchase price adjustments and non-recurring estimated transaction costs of approximately $1.0 million directly related to the divestiture and to reduce the property, plant and equipment balance for the related asset retirement obligation costs at March 31, 2016.

(c)	To record the release of the revenue in suspense liability to the buyer at March 31, 2016.
(d)	To record a liability for estimated non-recurring transaction costs directly related to the divestiture at March 31, 2016.
(e)

To record the $80.0 million payment to reduce the outstanding borrowings under the revolving credit facility at March 31, 2016.  Such payment was made using the cash proceeds from the Appalachian Basin Sale and other funds.

(f)	To record the reduction in the asset retirement obligation liability at March 31, 2016.
(g)	To record the reduction in oil and condensate, natural gas and NGLs sales revenues for the three months ended March 31, 2016.
(h)	To record the reduction in direct operating expenses for the three months ended March 31, 2016.
(i)	To record the reduction in DD&A expense for the three months ended March 31, 2016.
(j)	To record the reduction in accretion expense on the asset retirement obligation for the three months ended March 31, 2016.
(k)	To record the reduction in interest expense resulting from the repayment of borrowings outstanding for the three months ended March 31, 2016 had the Appalachian Basin Sale occurred on January 1, 2016.